______________________________________________________________________________

ASSET PURCHASE AGREEMENT

Dated as of MAY 8, 2023

by and between

GETAROUND, INC., as Purchaser,

and

HYRECAR INC., as Seller.

______________________________________________________________________________

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Article V Bankruptcy Court Matters		14

5.1	Bankruptcy Actions	14
5.2	Cure Costs	15
5.3	Sale Order	15
5.4	Approval	16

Article VI Covenants and Agreements		16

6.1	Conduct of Business of Seller	16
6.2	Access to Information	17
6.3	Reasonable Efforts; Cooperation	18
6.4	Further Assurances; Receipt of Misdirected Assets	18
6.5	Employees	19

Article VII Conditions to Closing		19

7.1	Conditions Precedent to the Obligations of Purchaser and Seller	19
7.2	Conditions Precedent to the Obligations of Purchaser	19
7.3	Conditions Precedent to the Obligations of Seller	20
7.4	Waiver of Conditions	20

Article VIII Termination		21

8.1	Termination of Agreement	21
8.2	Effect of Termination	22

Article IX Taxes		22

9.1	Transfer Taxes	22
9.2	Allocation of Purchase Price	23
9.3	Cooperation	23
9.4	Preparation of Tax Returns and Payment of Taxes	23

Article X Miscellaneous		23

10.1	Non-Survival of Representations and Warranties and Certain Covenants; Certain Waivers	23
10.2	Expenses	23
10.3	Notices	24
10.4	Binding Effect; Assignment	25
10.5	Amendment and Waiver	25
10.6	Third Party Beneficiaries	25
10.7	Non-Recourse	25
10.8	Severability	25
10.9	Construction	26
10.10	Schedules	26

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10.11	Complete Agreement	26
10.12	Specific Performance	26
10.13	Jurisdiction and Exclusive Venue	27
10.14	Governing Law; Waiver of Jury Trial	27
10.15	Counterparts and PDF	28
10.16	Bulk Sales Laws	28
10.17	Fiduciary Obligations	28

Article XI Additional Definitions and Interpretive Matters		29

11.1	Certain Definitions	29
11.2	Index of Defined Terms	33
11.3	Rules of Interpretation	33

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INDEX OF SCHEDULES

Schedule 1.3(b) Designated Contracts

Schedule 3.3 Seller Conflicts; Consents

Schedule 4.3 Purchaser Conflicts; Consents

Schedule 6.1 Conduct of Business of Seller

Schedule 9.2 Allocation

Schedule 11.1(m) Critical Vendor List

Schedule 11.1(z) Permitted Encumbrances

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Asset Purchase Agreement

This Asset Purchase Agreement (this “Agreement XE “Agreement” ”), dated as of May 8, 2023, is made by and between Getaround, Inc., a Delaware corporation, or an entity to be formed by Getaround, Inc. (“Purchaser XE “Purchaser” ”), and HyreCar Inc., a Delaware corporation (“Seller XE “Seller” ”). Purchaser and Seller are referred to herein individually as a “Party XE “Party” ” and collectively as the “Parties XE “Parties” .” Capitalized terms used herein shall have the meanings set forth herein or in Article XI.

WHEREAS, on February 24, 2023 (the “Petition Date”), Seller filed a voluntary petition for relief under chapter 11 of the United States Bankruptcy Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code XE “Bankruptcy Code” ”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court XE “Bankruptcy Court” ”) thereby commencing a chapter 11 bankruptcy case (the “Bankruptcy Case XE “Bankruptcy Case” ”).

WHEREAS, Purchaser desires to purchase the Acquired Assets (as defined below) and assume the Assumed Liabilities (as defined below) from Seller, and Seller desires to sell, convey, assign, and transfer to Purchaser the Acquired Assets together with the Assumed Liabilities, in a sale authorized by the Bankruptcy Court pursuant to, inter alia, sections 105, 363, and 365 of the Bankruptcy Code, and in accordance with the other applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, and the local rules for the Bankruptcy Court, all on the terms and subject to the conditions set forth in this Agreement and the Sale Order.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, and agreements set forth herein, intending to be legally bound hereby, Purchaser and Seller hereby agree as follows.

Article I

Purchase and Sale of the Acquired Assets;
Assumption of Assumed Liabilities
1.1
Purchase and Sale of the Acquired Assets. On the terms and subject to the conditions set forth herein and in the Sale Order, at the Closing, Seller shall sell, transfer, assign, convey, and deliver to Purchaser, and Purchaser shall purchase, acquire, and accept from Seller, all of Seller’s right, title and interest in and to, as of the Closing, all of the assets of the Seller other than the Excluded Assets (as defined below) (collectively, the “Acquired Assets”), free and clear of all interests, claims, liens and encumbrances pursuant to Section 363(f) of the Bankruptcy Code. The Acquired Assets include:
(i)
all tangible property, accounts, machinery, equipment, inventories, goodwill, software and computer programs, hardware, intellectual property, company names, product names, trade names, prepaid expenses and deposits;
(ii)
the Designated Contracts (as defined below);

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(iii)
the insurance claims reserve for Seller’s Liabilities under or arising out of the Automobile Insurance Programs (the “Insurance Claims Reserve”) ;
(iv)
All insurance policies and the proceeds thereof, to the extent transferable, covering claims under the Automobile Insurance Programs;
(v)
any rights, title and interests of Seller in and to Vehicle Rental Agreements including, without limitation, any fees, charges and other amounts paid or due to Seller under any Vehicle Rental Agreements for the portion of the Rental Period (as defined in the applicable Vehicle Rental Agreements) occurring from and after the Closing Date, books and records (excluding books and records under Section 1.2(ix));
(vi)
the Customer TOS & PII Arrangements and any other policies and procedures relating to the Seller’s business, telephone and facsimile numbers, all licenses and permits to the extent transferable;
(vii)
all benefits, all rights, title and interests in and to HFIS Insurance Company;
(viii)
any rights, claims or causes of action of Seller against third parties relating to the Acquired Assets (other than those that constitute Excluded Assets); and
(ix)
proceeds and products of all the foregoing assets.

1.2
Excluded Assets. The following are not included in the Acquired Assets and are not being sold to Purchaser (collectively, the “Excluded Assets”): (i) cash, (ii) cash equivalents, (iii) income tax receivables, (iv) deferred tax assets, (v) employee advances, (vi) Contracts and leases that are not any of Assigned Contracts, Customer TOS & PII Arrangements and Vehicle Rental Agreements, (vii) the Purchase Price and all rights of the Seller under this Agreement, (viii) any rights, claims or causes of action under Chapter 5 of the Bankruptcy Code, (ix) all personnel records and other books, records, and files that the Seller is required by law, if any, to retain in their possession, (x) any claim, right or interest of Seller in or to any refund, rebate, abatement or other recovery for taxes, together with any interest due thereon or penalty rebate arising therefrom, (xi) applicable federal, state, and local taxes, (xii) all Insurance Programs and proceeds thereof relating to a liability covered by such Insurance Program other than Automobile Insurance Programs and the proceeds thereof, (xiii) any computers owned by Seller’s employees, (xiv) any rights, title and interests in and to its joint venture with AmeriDrive Holdings, Inc. including its membership interests in HyreDrive, LLC, (xv) any fees, charges and other amounts paid or due to Seller under any Vehicle Rental Agreements for the portion of the Rental Period (as defined in the applicable Vehicle Rental Agreements) occurring prior to the Closing Date, (xvi) all rights with respect to the “Restricted Cash – Collateral Pledge” listed on the Seller’s balance sheet and relating generally to the relationships with AmeriDrive and Cogent Bank including the proceeds and products thereof, (xvii) any other asset designated by Purchaser prior to the Closing, and (xviii) copies of any books and records relating to any of the foregoing.

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1.3
Assumption of Certain Liabilities. On the terms and subject to the conditions set forth herein and in the Sale Order, effective as of the Closing, in addition to the payment of the Cash Payment in accordance with Section 2.1, Purchaser shall irrevocably assume from Seller (and from and after the Closing pay, perform, discharge, or otherwise satisfy in accordance with their respective terms), and Seller shall irrevocably transfer, assign, convey, and deliver to Purchaser, only the following Liabilities, without duplication and only to the extent not paid prior to the Closing (collectively, the “Assumed Liabilities XE “Assumed Liabilities” ”):
(a)
The obligations (the “Assumed Vendor Liabilities”) of Seller with respect to the Critical Vendors (which for the avoidance of doubt, shall exclude the Seller-Responsible Vendor Liabilities);
(b)
The Liabilities of Seller from and after the Closing Date (including, for the avoidance of doubt, cure costs as contemplated in Section 365(b) of the Bankruptcy Code other than Seller-Responsible Vendor Liabilities on account of any Seller-Responsible Cure Amount for any Assigned Contract in which the counterparty is a Critical Vendor) with respect to Contracts and leases (“Designated Contracts”) that Purchaser chooses to assume at Closing, which list of Designated Contracts is included as Schedule 1.3(b) hereto and may be amended at the sole discretion of Purchaser up to the Closing;
(c)
To the extent not Assumed Liabilities under Sections 1.3(a) and (b) of the Agreement, the Liabilities of Seller under the Vehicle Rental Agreements in effect as of or any time after the Petition Date including, without limitation, Liabilities relating to the administration of Vehicle Rental Agreements including application or release of driver security deposits;
(d)
All Liabilities of Seller and HFIS under Automobile Insurance Programs whether arising prior to or after the Closing including without limitation (i) deductibles; (ii) claims, (iii) self-insured retentions; and (iv) fees, costs and expenses related to the Automobile Insurance Programs and the processing of claims thereunder;
(e)
All Liabilities (including all government charges or fees) arising out of the ownership of the Acquired Assets, in each case, from and after the Closing Date;
(f)
All Liabilities (including, for the avoidance of doubt, Taxes other than income Taxes of Seller) relating to amounts required to be paid, or actions required to be taken or not to be taken, by Purchaser under the Transaction Agreements; and
(g)
Without duplication: (i) all Taxes with respect to the Acquired Assets for any taxable period (or portion thereof) beginning after the Closing Date; and (ii) all non-income Taxes with respect to the Acquired Assets for any Straddle Period (other than Transfer Taxes to be paid by Seller pursuant to Section 9.1) or any period after the Closing Date.
1.4
Excluded Liabilities. Purchaser shall not assume, be obligated to pay, perform or otherwise discharge or in any other manner be liable or responsible for any Liabilities of, or Action against, Seller or relating to the Acquired Assets, of any kind or nature whatsoever, whether

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absolute, accrued, contingent or otherwise, liquidated or unliquidated, due or to become due, known or unknown, currently existing or hereafter arising, matured or unmatured, direct or indirect, and however arising, whether existing on the Closing Date or arising thereafter as a result of any act, omission, or circumstances taking place prior to the Closing, other than the Assumed Liabilities or any Action resulting from or otherwise relating to the Assumed Liabilities (all such Liabilities that are not Assumed Liabilities being referred to collectively herein as the “Excluded Liabilities XE “Excluded Liabilities” ”).
1.5
Assumption/Rejection of Certain Contracts.
(a)
Assumption and Assignment of Executory Contracts. Seller shall provide timely and proper written notice of the motion seeking entry of the Sale Order to all parties to any executory Contracts or unexpired leases to which Seller is a party and take all other actions reasonably necessary to provide Seller with the ability to assign any Designated Contracts to Purchaser at Closing pursuant to section 365 of the Bankruptcy Code. The Sale Order shall provide that as of and conditioned on the occurrence of the Closing, Seller shall assign or cause to be assigned to Purchaser, as applicable, all of the Contracts on the final list of Designated Contracts (all such Designated Contracts that are assigned to Purchaser at Closing or following the Closing Date pursuant to Section 1.5, the “Assigned Contracts”). Seller shall prepare a notice to be approved in connection with the motion for approval of the Sale Order and that will be served on Contract counterparties which will identify with particularity all the Contracts that might be assumed and assigned to Purchaser and that also sets forth Seller’s good faith estimate of the amounts necessary to cure any defaults under each such Contract as determined by Seller based on Seller’s books and records. The notice shall provide a process for contract counterparties to object to assumption and assignment and / or the proposed cure amounts as part of the sale process. At the Closing, Seller shall, pursuant to the Sale Order and the Assignment and Assumption Agreement(s), assume and assign to Purchaser, all Assigned Contracts. At the Closing: (i) cure costs (as contemplated in Section 365(b) of the Bankruptcy Code, the “Cure Costs”) will be paid by Purchaser, provided, however, for Assigned Contracts where the contract counterparty is a Critical Vendor, Seller shall pay the Cure Costs in an amount not to exceed the lesser of (x) the Seller-Responsible Cure Amounts and (y) $500,000 minus the Open Post-Petition Liabilities and (ii) Purchaser shall assume, and thereafter in due course and in accordance with its respective terms pay, fully satisfy, discharge and perform all of the post-Closing obligations under each Assigned Contract pursuant to section 365 of the Bankruptcy Code.
(b)
Non-Assignment.
(i)
Notwithstanding anything to the contrary in this Agreement, a Contract shall not be an Assigned Contract hereunder and shall not be assigned to, or assumed by, Purchaser to the extent that such Contract is rejected by Seller or terminated by Seller or any other party thereto, or terminates or expires by its terms, on or prior to such time as it is to be assumed by Purchaser as an Assigned Contract hereunder and is not continued or otherwise extended upon assumption.
(ii)
Notwithstanding anything to the contrary in this Agreement, to the extent an Acquired Asset requires a Consent or Governmental Authorization (other than, and in

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addition to, that of the Bankruptcy Court) in order to permit the sale or transfer to Purchaser of Seller’s rights over such asset, and such Consent or Governmental Authorization has not been obtained prior to such time as it is to be transferred by Purchaser as an Acquired Asset hereunder, such asset shall not be transferred to, or received by, Purchaser at the Closing. In the event that any Acquired Asset is deemed not to be assigned pursuant to this clause (ii), the Closing shall nonetheless take place subject to the terms and conditions set forth herein and, for the avoidance of any doubt, without any reduction of the Purchase Price, and thereafter, through the earlier of such time as such Consent or Governmental Authorization is obtained and six (6) months following the Closing (or the closing of the Bankruptcy Case, if shorter), Seller and Purchaser shall (A) use reasonable best efforts to secure such Consent or Governmental Authorization as promptly as practicable after the Closing and (B) cooperate in good faith in any lawful and commercially reasonable arrangement reasonably proposed by Purchaser which does not materially delay or otherwise materially frustrate the Debtor’s cessation of operations and wind-up of its affairs, including subcontracting, licensing, or sublicensing to Purchaser any or all of Seller’s rights and obligations with respect to any such Acquired Asset which does not materially delay or otherwise materially frustrate the Debtor’s cessation of operations and wind-up of it affairs, under which (1) Purchaser shall obtain (without infringing upon the legal rights of such third party or violating any Law) the economic rights and benefits (net of the amount of any related Tax costs imposed on Seller or its Affiliates or any direct costs associated with the retention and maintenance of such Acquired Asset incurred by Seller or its Affiliates) with respect to such Acquired Asset with respect to which the Consent or Governmental Authorization has not been obtained and (2) Purchaser shall assume any related burden and obligation with respect to such Acquired Asset. Upon satisfying any requisite Consent or Governmental Authorization requirement applicable to such Acquired Asset after the Closing, such Acquired Asset shall promptly be transferred and assigned to Purchaser in accordance with the terms of this Agreement, the Sale Order and the Bankruptcy Code. Without limiting the general applicability of Section 6.4, Seller will not be obligated to pay any consideration to any third party from whom such Consent or Governmental Authorization is requested or to initiate any Action to obtain any such Consent or Governmental Authorization.
Article II

Consideration; Payment; Closing
2.1
Consideration; Payment.
(a)
The aggregate consideration of $9.45m (collectively, the “Purchase Price XE “Purchase Price” ”) to be paid by Purchaser for the purchase of the Acquired Assets shall be:
(i)
The Deposit;
(ii)
Assumption of the Assumed Liabilities; and

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(iii)
Cash at Closing in an amount equal to $8,125,956 minus (x) the Deposit amount minus (y) the aggregate amount of Seller-Responsible Vendor Liabilities paid by Purchaser as of the Closing Date up to an amount not to exceed the lesser of (i) the aggregate amount of Seller-Responsible Vendor Liabilities as of the Closing Date and (ii) $500,000 (the “Cash Payment”) minus (z) the aggregate amount of fees, charges and other amounts prepaid to Seller under any Vehicle Rental Agreement for the portion of the Rental Period (as defined in the applicable Vehicle Rental Agreements) occurring from and after the Closing Date (the “VRA Prepayment Amount”). The VRA Prepayment Amount shall be an allowed administrative claim under Bankruptcy Code section 503(b).
(b)
At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller the Cash Payment (the “Closing Date Payment”). The Closing Date Payment and any payment required to be made pursuant to any other provision hereof shall be made in cash by wire transfer of immediately available funds to such bank account as shall be designated in writing by the Seller.
2.2
Closing. The closing of the purchase and sale of the Acquired Assets, the delivery of the Purchase Price, the assumption of the Assumed Liabilities and the consummation of the other transactions contemplated by this Agreement (the “Closing”) will take place remotely via the electronic exchange of documents and signatures at 10:00 a.m. Eastern Time on the second (2nd) Business Day following full satisfaction or due waiver (by the Party entitled to the benefit of such condition) of the closing conditions set forth in Article VII (other than conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place and time as the Parties may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date XE “Closing Date” .”
2.3
Closing Deliveries by Seller. At or prior to the Closing, Seller shall deliver to Purchaser:
(a)
a bill of sale and assignment and assumption agreement in a form acceptable to the Purchaser in its reasonable discretion (the “Assignment and Assumption Agreement”) duly executed by Seller;
(b)
an IRS Form W-9 executed by Seller or Seller’s regarded owner for U.S. federal income Tax purposes; and
(c)
an officer’s certificate, dated as of the Closing Date, executed by a duly authorized officer of Seller certifying that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied (to the extent not otherwise waived by Purchaser).
2.4
Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver to (or at the direction of) Seller:
(a)
the Closing Date Payment;
(b)
the Assignment and Assumption Agreement, duly executed by Purchaser; and

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(c)
an officer’s certificate, dated as of the Closing Date, executed by a duly authorized officer of Purchaser certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied (to the extent not otherwise waived by Seller).
2.5
Post-Closing Adjustment. Within five (5) Business Days after the Closing, Seller shall deliver to Purchaser an accounting which calculates, in reasonable detail, the VRA Prepayment Amount (the “Seller-Determined Prepayment Amount”) and contemporaneously therewith, Seller shall pay Purchaser an amount equal to the Seller-Determined Prepayment Amount. Within five (5) Business Days after Purchaser’s receipt of Seller’s accounting of the VRA Prepayment Amount, Purchaser shall have the right to object to the Seller-Determined Prepayment Amount as the VRA Prepayment Amount by giving notice to Seller of such objection which includes, in reasonable detail, Purchaser’s calculation of the VRA Prepayment Amount. In the event Purchaser fails to timely object to Seller’s accounting, the Seller-Determined Prepayment Amount shall be, and is hereby deemed to be, the VRA Prepayment Amount. In the event Purchaser timely objects to Seller’s accounting, within five (5) Business Days after Seller’s receipt of Purchaser’s objection (or such later date as may be agreed upon by the Parties), the Parties shall meet and confer (in good faith) to review and discuss their respective positions with respect to calculating the VRA Prepayment Amount. If, after the meet and confer (or expiration of the time for the Parties to meet and confer), the Parties do not resolve their disputes with respect to the calculation of the VRA Prepayment Amount, either Party may seek a determination of the VRA Prepayment Amount from the Bankruptcy Court as a contested motion under Bankruptcy Rule 9014, provided, however, if the Parties did not meet and confer such Party shall not be entitled to seek such determination from the Bankruptcy Court unless such Party has attempted in good faith to meet and confer. Within three (3) Business Days after the VRA Prepayment Amount is agreed upon by the Parties or entry of an order by the Bankruptcy Court determining the VRA Prepayment Amount, Seller shall pay Purchaser the difference between the VRA Prepayment Amount and the Seller-Determined Prepayment Amount.
Article III

Representations and Warranties of Seller

Except as (i) disclosed in any forms, statements or other documents filed with the Bankruptcy Court or (ii) set forth in the Schedules delivered by Seller concurrently herewith and subject to Section 10.10, Seller represents and warrants to Purchaser as follows.

3.1
Organization and Qualification. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.
3.2
Authorization of Agreement. The execution, delivery and performance by Seller of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by Seller of the transactions contemplated hereby and thereby, subject to requisite Bankruptcy Court approvals, have been duly authorized by all requisite corporate action and no other corporate proceedings on its part are necessary to authorize the execution, delivery and performance by Seller of this Agreement or the other Transaction Agreements and the consummation by it of the transactions contemplated hereby and thereby. Subject to requisite Bankruptcy Court approvals,

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this Agreement and the other Transaction Agreements to which Seller is a party have been, or will be, duly executed and delivered by Seller and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitute, or will constitute, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except that such enforceability (a) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principles of equity, whether considered in a proceeding at law or in equity (collectively, the “Enforceability Exceptions”).
3.3
Conflicts; Consents. Assuming that (a) requisite Bankruptcy Court approvals are obtained and (b) the notices, authorizations, approvals, Orders, permits or consents set forth on Schedule 3.3 are made, given or obtained (as applicable), neither the execution and delivery by Seller of this Agreement or the other Transaction Agreements, nor the consummation by Seller of the transactions contemplated hereby or thereby, nor performance or compliance by Seller with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of Seller’s certificate of incorporation or bylaws (except to the extent permitted by the Bankruptcy Court or otherwise trumped by the requisite Bankruptcy Court approvals or (ii) result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any properties or assets of Seller, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
3.4
Assigned Contracts. Subject to requisite Bankruptcy Court approvals and assumption by Seller of the applicable Assigned Contract in accordance with applicable Law and except (i) as a result of the commencement of the Bankruptcy Case and (ii) with respect to any Assigned Contract that has previously expired in accordance with its terms, been terminated, restated, or replaced (A) each Assigned Contract is valid and binding on Seller and each other party thereto, and, is in full force and effect, subject to the Enforceability Exceptions, (B) Seller, and any other party thereto, has performed all obligations required to be performed by it under each Assigned Contract save and except, in the case of Seller, Cure Costs that are to be paid by Purchaser, (C) Seller has received no written notice of the existence of any breach or default on the part of Seller under any Assigned Contract, (D) there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a material default on the part of Seller or any counterparty under such Assigned Contract and (E) Seller has not received any written notice from any Person that such Person intends to terminate or not renew any Assigned Contract, except in each case of (A) through (E), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Further, as of the Closing Date, Seller represents and warrants that all of Seller’s obligations under the Assigned Contracts in which a Critical Vendor is the counter-party will be paid subject to the limit of the Seller’s obligations under the Seller-Responsible Vendor Liabilities amount.
3.5
Brokers. Other than Zukin Partners and Northland Securities, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection

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therewith, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller. All such brokers’ fees shall be the sole responsibility of the Seller.
3.6
Due Diligence. This Agreement is subject to continued due diligence by Purchaser into the condition and suitability of the Acquired Assets through the earlier of (a) Purchaser’s submission of a Bid and (b) the Bid Deadline of 4:00 p.m. (prevailing Eastern Time) on May 4, 2023 (the “Diligence Period”). During the Diligence Period, Seller shall use good faith efforts to provide Purchaser with documentation and access reasonably requested by Purchaser. Purchaser may terminate this Agreement at any time during the Diligence Period if it determines, in its sole discretion, that the Acquired Assets are not satisfactory to Purchaser.
3.7
No Additional Representations or Warranties. Except for the representations and warranties contained in the Transaction Agreements, Purchaser acknowledges that neither Seller nor any other Person on behalf of Seller makes any other express or implied representation or warranty with respect to Seller, the Acquired Assets, the Excluded Assets, the Assumed Liabilities, the Excluded Liabilities or with respect to any other information provided to Purchaser by Seller.
Article IV

Representations and Warranties of Purchaser

Purchaser represents and warrants to Seller as follows.

4.1
Organization and Qualification. Purchaser is a corporation duly incorporated under the laws of the State of Delaware and has all requisite power and authority necessary to carry on its business as it is now being conducted. Purchaser is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Agreements.
4.2
Authorization of Agreement. Purchaser has all necessary power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate or similar organizational action and no other corporate or similar organizational proceedings on its part are necessary to authorize the execution, delivery and performance by Purchaser of this Agreement and the other Transaction Agreements to which it is a party and the consummation by it of the transactions contemplated hereby and thereby. This Agreement and the other Transaction Agreements to which it is a party have been, or will be, duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery hereof and thereof

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by the other parties hereto and thereto, constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except that such enforceability may be limited by the Enforceability Exceptions.
4.3
Conflicts; Consents. Assuming that (a) requisite Bankruptcy Court approvals are obtained and the delivery of any requisite notices or filings with the Bankruptcy Court, (b) the notices, authorizations, approvals, Orders, permits or consents set forth on Schedule 4.3 are made, given or obtained (as applicable), neither the execution and delivery by Purchaser of this Agreement or the other Transaction Agreements to which it is a party, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, nor performance or compliance by Purchaser with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of Purchaser’s articles of incorporation or bylaws or similar organizational documents, (ii) violate any Law or Order applicable to Purchaser or its assets or require Purchaser to file, seek, or obtain any notice, authorization, approval, Order, permit, registration with or consent of or with any Governmental Body, (iii) violate or constitute a breach of or default (with or without notice or lapse of time, or both) under or give rise to a right of termination, modification, or cancelation of any obligation or to the loss of any benefit, any of the terms or provisions of any loan or credit agreement or other Contract to which Purchaser is a party or by which it or its assets are bound or accelerate Purchaser’s obligations under any such Contract, or (iv) result in the creation of any Encumbrance on any properties or assets of Purchaser or any of its Subsidiaries, except, in the case of clauses (ii) through (iv), as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair, alter or delay the ability of Purchaser to consummate the transactions contemplated under this Agreement and the other Transaction Agreements and to perform and comply with the terms and provisions hereby and thereby.
4.4
Financing. Purchaser has, and at all times from the date hereof through the Closing will have, sufficient funds in an aggregate amount necessary to pay the Purchase Price, to perform the Assumed Liabilities as they become due in accordance with their terms and to consummate all of the other transactions contemplated by this Agreement and the other Transaction Agreements, including the payment of the Purchase Price and all fees, expenses of, and other amounts required to be paid by, Purchaser in connection with the transactions contemplated by this Agreement and the Transaction Agreements. Purchaser is and shall be capable of satisfying the conditions contained in sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Assigned Contracts and the related Assumed Liabilities. Purchaser acknowledges that its obligations under this Agreement are not subject to any conditions regarding its ability to obtain financing for any portion or all of the Purchase Price.
4.5
Brokers. There is no investment banker, broker, finder, or other intermediary which has been retained by or is authorized to act on behalf of Purchaser that might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
4.6
No Litigation. There are no Actions pending or, to Purchaser’s knowledge, threatened against or affecting Purchaser that seek to prevent, restrain, materially delay, prohibit or otherwise challenge the consummation, legality or validity of the transactions contemplated hereby or by the other Transaction Agreements or that would, individually or in the aggregate,

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reasonably be expected to delay the Closing or that would otherwise adversely affect Purchaser’s performance of its obligations or covenants under this Agreement or the other Transaction Agreements to which it is a party or the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements to which it is a party.
4.7
Certain Arrangements. As of the date hereof, there are no Contracts, undertakings, commitments, agreements or obligations, whether written or oral, between any member of the Purchaser Group, on the one hand, and any member of the management of Seller or its board of directors, any holder of equity or debt securities of Seller, or any lender or creditor of Seller, on the other hand, relating in any way to the acquisition of the Acquired Assets, the assumption of the Assumed Liabilities or the transactions contemplated by this Agreement or the Transaction Agreements or that would be reasonably likely to prevent, restrict, impede or affect adversely the ability of Seller to entertain, negotiate or participate in any such transactions.
4.8
Solvency. As of the date hereof Purchaser is, and immediately after giving effect to the transactions contemplated hereby and by the other Transaction Agreements, Purchaser shall be, Solvent. “Solvent XE "Solvent" ” means, with respect to any Person, such Person: (a) is able to pay its debts as they become due; (b) owns property that has a fair saleable value greater than the amounts required to pay its debt (including a reasonable estimate of the amount of all contingent Liabilities) and (c) has adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Purchaser or Seller. Purchaser has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured. There are no bankruptcy, reorganization or arrangement Actions pending, being contemplated by or, to the knowledge of Purchaser, threatened against Purchaser.
4.9
No Additional Representations or Warranties. Except for the representations and warranties contained in the Transaction Agreements, Seller acknowledges that neither Purchaser nor any other Person on behalf of Purchaser makes any other express or implied representation or warranty with respect to Purchaser or with respect to any other information provided to Seller by Purchaser.
Article V

Bankruptcy Court Matters
5.1
Bankruptcy Actions.
(a)
Purchaser shall promptly take all actions as are reasonably requested by Seller to assist in obtaining the Bankruptcy Court’s entry of the Sale Order, and any other Order reasonably necessary in connection with the transactions contemplated by this Agreement as promptly as practicable, including furnishing affidavits, financial information, or other documents or information for filing with the Bankruptcy Court and making such employees and other Advisors of Purchaser and its Affiliates available to testify before the Bankruptcy Court for the purposes of, among other things, providing necessary assurances of performance by Purchaser under this Agreement, and demonstrating that Purchaser is a “good faith” purchaser under section

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363(m) of the Bankruptcy Code, as well as demonstrating Purchaser’s ability to pay and perform or otherwise satisfy any Assumed Liabilities following the Closing.
(b)
Each of Seller and Purchaser shall (i) appear formally or informally in the Bankruptcy Court if reasonably requested by the other Party or required by the Bankruptcy Court in connection with the transactions contemplated by this Agreement or the other Transaction Agreements and (ii) keep the other reasonably apprised of the status of material matters related to the Agreement, including, upon reasonable request, promptly furnishing the other with copies of notices or other communications received by such Party from the Bankruptcy Court with respect to the transactions contemplated by this Agreement or the other Transaction Agreements.
(c)
If an Auction is conducted, and Purchaser is not the prevailing party at the conclusion of such Auction (such prevailing party or parties, the “Successful Bidder”) but is the next highest bidder at the Auction, Purchaser shall be required to serve as a back-up bidder (the “Backup Bidder”) and keep Purchaser’s bid to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may be revised in the Auction) open and irrevocable until the later of (i) thirty (30) days following the hearing to consider the Sale Order and (ii) such date as this Agreement is terminated in accordance with Section 8.1. If the Successful Bidder fails to consummate the applicable Alternative Transaction as a result of a breach or failure to perform on the part of such Successful Bidder, the Backup Bidder will be deemed to have the new prevailing bid, and Seller may consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may have been improved upon in the Auction).
(d)
Seller and Purchaser acknowledge that this Agreement and the sale of the Acquired Assets are subject to higher and better bids and Bankruptcy Court approval. Purchaser acknowledges that Seller must take reasonable steps to demonstrate that it has sought to obtain the highest or otherwise best price for the Acquired Assets, including giving notice thereof to the creditors of the Seller and other interested parties, providing information about Seller to prospective bidders, entertaining higher and better offers from such prospective bidders, and, in the event that additional qualified prospective bidders desire to bid for the Acquired Assets (or any portion thereof in connection with an Alternative Transaction), conducting an Auction. The bidding procedures to be employed with respect to this Agreement and any Auction shall be those reflected in the Bidding Procedures Order.
(e)
Notwithstanding any other provision of this Agreement to the contrary, Purchaser acknowledges that Seller and its Affiliates and Advisors are and may continue soliciting inquiries, proposals or offers for the Acquired Assets in connection with any Alternative Transaction.
(f)
Purchaser shall provide adequate assurance of future performance as required under section 365 of the Bankruptcy Code for the Assigned Contracts. Purchaser agrees that it will take all actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been an adequate demonstration of adequate assurance of future performance under the Assigned Contracts, such as furnishing affidavits, non-confidential financial information and other

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documents or information for filing with the Bankruptcy Court and making Purchaser’s Advisors available to testify before the Bankruptcy Court.
(g)
Nothing in this Section 5.1 shall prevent Seller from modifying the bidding procedures as necessary or appropriate to maximize value for Seller’s estate in accordance with Seller’s fiduciary obligations.
5.2
Cure Costs. Subject to entry of the Sale Order, Purchaser shall, on or prior to the Closing Date (or, in the case of any Contract that is to be assigned following the Closing Date pursuant to Section 1.5, on or prior to the date of such assignment), pay the Cure Costs and cure any and all other defaults and breaches under the Assigned Contracts so that such Contracts may be assumed by Seller and assigned to Purchaser in accordance with the provisions of section 365 of the Bankruptcy Code and this Agreement; provided, however that Seller shall be responsible for paying Cure Costs associated with Assigned Contracts between Seller and Critical Vendors in an amount not to exceed the lesser of (x) the Seller-Responsible Cure Amounts and (y) $500,000 minus the Open Post-Petition Liabilities, and for curing any and all other defaults and breaches under such Assigned Contracts required to be cured under section 365(b) of the Bankruptcy Code.
5.3
Sale Order. The Sale Order shall, among other things, (a) approve, pursuant to sections 105, 363, and 365 of the Bankruptcy Code, (i) the execution, delivery and performance by Seller of this Agreement, (ii) the sale of the Acquired Assets to Purchaser on the terms set forth herein and free and clear of all Encumbrances (other than Encumbrances included in the Assumed Liabilities and Permitted Encumbrances) and the assumption of the Assumed Liabilities on the terms set forth herein, and (iii) the performance by Seller of its obligations under this Agreement, (b) authorize and empower Seller to assume and assign to Purchaser the Assigned Contracts, (c) find that Purchaser is a “good faith” buyer within the meaning of section 363(m) of the Bankruptcy Code, find that Purchaser is not a successor to Seller, and grant Purchaser the protections of section 363(m) of the Bankruptcy Code, (d) find that Purchaser shall have no Liability or responsibility for any Liability or other obligation of Seller arising under or related to the Acquired Assets as of the Closing Date other than as expressly set forth in this Agreement, including successor or vicarious Liabilities of any kind or character, including any theory of antitrust, environmental, successor, or transferee Liability, labor law, de facto merger, or substantial continuity, (e) find that Purchaser has provided adequate assurance (as that term is used in section 365 of the Bankruptcy Code) of future performance in connection with the assumption of the Assigned Contracts and (f) find that Purchaser has no Liability for any Excluded Liability. Purchaser agrees that it will promptly take such actions as are reasonably requested by Seller to assist in obtaining Bankruptcy Court approval of the Sale Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for purposes, among others, of (x) demonstrating that Purchaser is a “good faith” purchaser under section 363(m) of the Bankruptcy Code and (y) establishing adequate assurance of future performance within the meaning of section 365 of the Bankruptcy Code.
5.4
Approval. Seller’s obligations under this Agreement and in connection with the transactions contemplated hereby are subject to entry of and, to the extent entered, the terms of any Orders of the Bankruptcy Court (including entry of the Sale Order). Nothing in this Agreement

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or any of the other Transaction Agreements shall require Seller, its Advisors, or its Affiliates to give testimony to or submit a motion to the Bankruptcy Court that is untruthful or to violate any duty of candor or other fiduciary duty to the Bankruptcy Court or its stakeholders.
Article VI

Covenants and Agreements
6.1
Conduct of Business of Seller.
(a)
Except (i) as required by applicable Law, Order or a Governmental Body, (ii) as required, limited or prohibited by the Bankruptcy Court, the Bankruptcy Case or the Bankruptcy Code or Seller’s debtor-in-possession financing or use of cash collateral, as the case may be, (iii) as expressly contemplated, required or permitted by this Agreement or the other Transaction Agreements, (iv) to the extent related to an Excluded Asset or an Excluded Liability or (v) as set forth on Schedule 6.1, during the period from the date of this Agreement until the Closing (or such earlier date and time on which this Agreement is terminated pursuant to Article VIII), unless Purchaser otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), Seller shall operate its business in the Ordinary Course, and shall not:
(i)
sell or lease to any Person, in a single transaction or series of related transactions, any of the Acquired Assets, except (A) Ordinary Course dispositions of obsolete, surplus or wornout assets or assets that are no longer used or useful in the conduct of the business of Seller and (B) other sales and leases in the Ordinary Course;
(ii)
grant any Encumbrance (other than Permitted Encumbrances) on any material Acquired Assets other than to secure indebtedness under the DIP Credit Agreement and indebtedness or other obligations in existence at the date of this Agreement (and required to be so secured by their terms);
(iii)
take any action that is not consistent with Seller’s operation of its business in the Ordinary Course in any material respects; or
(iv)
authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.
(b)
Nothing contained in this Agreement is intended to give Purchaser or its Affiliates, directly or indirectly, the right to control or direct Seller’s or its Subsidiaries’ operations or business prior to the Closing, and nothing contained in this Agreement is intended to give Seller, directly or indirectly, the right to control or direct Purchaser’s or its Subsidiaries’ operations. Prior to the Closing, each of Purchaser and Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

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6.2
Access to Information.
(a)
From the date hereof until the Closing (or the earlier termination of this Agreement pursuant to Article VIII), Seller (in its discretion) will provide Purchaser and its authorized Advisors with reasonable access and upon reasonable advance notice and during regular business hours to the books and records of Seller, in order for Purchaser and its authorized Advisors to access such information regarding the Acquired Assets and the Assumed Liabilities as is reasonably necessary in order to consummate the transactions contemplated by this Agreement; provided that (i) such access does not unreasonably interfere with the normal operations of Seller, and (ii) nothing herein will require Seller to provide access to, or to disclose any information to, Purchaser if such access or disclosure (A) would waive any legal privilege or (B) would be in violation of applicable Laws or the provisions of any agreement to which Seller is bound or would violate any fiduciary duty.
(b)
From and after the Closing, Seller covenants and agrees with Purchaser that it will not at any time, except in performance of its obligations hereunder, directly or indirectly, disclose or publish, or permit its employees, agents or representatives to disclose or publish, any confidential information relating to the Acquired Assets and Assumed Liabilities, or use any such information in a manner which could reasonably be expected to be detrimental to the interests of Purchaser, unless (a) such information becomes generally known to the public through no fault of a Seller or its employees, agents or representatives, (b) Seller or the disclosing party is advised in writing by counsel that disclosure is required by Law, (c) Seller or the disclosing party reasonably believes that such disclosure is required in connection with a subpoena served upon or in the defense of a lawsuit against the disclosing party, or (d) to the extent the Seller or the disclosing party reasonably believes that such disclosure is required to enforce the disclosing party’s rights under this Agreement; provided that, prior to disclosing any information pursuant to clauses (b) and (c) above, such Person shall give prior notice, if permitted by applicable Law, to Purchaser and, to the extent practicable, provide Purchaser with the opportunity to contest such disclosure and shall reasonably cooperate with efforts to prevent such disclosure.
(c)
From and after the Closing for a period of three (3) years following the Closing Date (or, if later, the closing of the Bankruptcy Case), Purchaser will provide Seller (including, for clarity, any trust established under a chapter 11 plan of Seller or any other successors of Seller) and its Advisors with reasonable access, during normal business hours, and upon reasonable advance notice, to the books and records, including work papers, schedules, memoranda, Tax Returns, Tax schedules, Tax rulings, and other documents (for the purpose of examining and copying) relating to the Acquired Assets, the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities with respect to periods or occurrences prior to the Closing Date or relevant to periods or occurrences prior to the Closing Date, and reasonable access, during normal business hours, and upon reasonable advance notice, to Advisors, offices and properties of Purchaser (including for the purpose of better understanding the books and records) and such cooperation and assistance as shall be reasonably required to enable Seller to complete its legal, regulatory, stock exchange and financial reporting requirements, as applicable, to complete its Tax Returns or for other reasonable business purposes, including the continued administration of the Bankruptcy Case and remaining assets and liabilities and the investigation, prosecution and

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defense of all claims, causes of action, lawsuits or demands to which the bankruptcy estate of Seller may have. Unless otherwise consented to in writing by Seller, Purchaser will not, for a period of three (3) years following the Closing Date, destroy, alter or otherwise dispose of any of such books and records without first offering to surrender to Seller such books and records or any portion thereof that Purchaser may intend to destroy, alter or dispose of. From and after the Closing, Purchaser will, and will cause its officers and other employees to, provide Seller with reasonable assistance, support and cooperation with Seller’s wind-down (if applicable) and related activities (e.g., helping to locate documents or information related to preparation of Tax Returns or prosecution or processing of insurance/benefit claims).
6.3
Reasonable Efforts; Cooperation.
(a)
Subject to the other terms of this Agreement, each Party shall, and shall cause its Advisors to, use its reasonable best efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable to cause the transactions contemplated herein and by the other Transaction Agreements to be effected as soon as practicable, but in any event on or prior to the Outside Date, in accordance with the terms hereof and to cooperate with each other Party and its Advisors in connection with any step required to be taken as a part of its obligations hereunder. The “reasonable best efforts” of Seller will not require Seller or any of its Affiliates or Advisors to expend any money to remedy any breach of any representation or warranty, to commence any Action, to waive or surrender any right, to modify any Contract or to waive or forego any right, remedy or condition hereunder. Notwithstanding anything herein to the contrary, Purchaser shall take, and shall cause its Affiliates to take, all actions necessary or appropriate to obtain all Governmental Authorizations and to avoid or eliminate each and every impediment under any applicable Law or otherwise so as to enable the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements to occur as soon as possible (and in any event prior to the Outside Date).
(b)
The obligations of Seller pursuant to this Agreement, including this Section 6.3, shall be subject to any Orders entered, or approvals or authorizations granted or required, by or under the Bankruptcy Court or the Bankruptcy Code (including in connection with the Bankruptcy Case), Seller’s debtor-in-possession financing, and Seller’s obligations as a debtor-in-possession to comply with any Order of the Bankruptcy Court (including the Bidding Procedures Order and the Sale Order) and Seller’s duty to seek and obtain the highest or otherwise best price for the Acquired Assets as required by the Bankruptcy Code.
6.4
Further Assurances; Receipt of Misdirected Assets.
(a)
From time to time, as and when requested by any Party and at such requesting Party’s expense, any other Party will execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such conveyances, notices, assumptions assignments, releases, documents and instruments and will take, or cause to be taken, all such further or other actions as such requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement; provided that nothing in this Section 6.4 will prohibit Seller or any Affiliate of Seller from ceasing operations or winding up its affairs following the Closing.

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(b)
From and after the Closing, if Seller receives any right, property, or asset that is an Acquired Asset, Seller shall promptly transfer such right, property, or asset to Purchaser, and such asset will be deemed the property of Purchaser held in trust by Seller for Purchaser until so transferred. From and after the Closing, if Purchaser receives any right, property, or asset that is an Excluded Asset, Purchaser shall promptly transfer such asset to Seller, and such asset will be deemed the property of Seller held in trust by Purchaser for Seller until so transferred.
6.5
Employees. Purchaser may enter into employment agreements with such senior executives and employees of Seller that are agreed to among Purchaser and such executives and employees, as the case may be. Seller authorizes Purchaser to engage in discussions with such senior executives and employees as to the terms of their employment agreements prior to the Auction.
Article VII

Conditions to Closing
7.1
Conditions Precedent to the Obligations of Purchaser and Seller. The respective obligations of each Party to this Agreement to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or to the extent permitted by Law, joint written waiver by Seller and Purchaser) on or prior to the Closing Date, of each of the following conditions:
(a)
no court of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any Order (including any temporary restraining Order or preliminary or permanent injunction) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement that is still in effect; and
(b)
the Bankruptcy Court shall have entered the Sale Order.
7.2
Conditions Precedent to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the Diligence Period having expired or been waived in writing by Purchaser and the satisfaction (or to the extent permitted by Law, written waiver by Purchaser in its sole discretion), on or prior to the Closing Date, of each of the following conditions:
(a)
(i) the representations and warranties of Seller set forth in Article III ) shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except that representations and warranties that are made as of a specified date need be true and correct in all material respects as of such date;
(b)
Seller shall not have breached in a manner that is material with respect to the transactions contemplated hereby, taken as a whole, the covenants required to be performed or complied with by Seller under this Agreement on or prior to Closing (or will have cured any such breach to the extent necessary to satisfy this condition);

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(c)
Seller shall have changed its name to a name that does not contain the terms “HyreCar” or any other terms or words that are similar thereto;
(d)
Seller shall have provided Purchaser with sufficient documentation (to Purchaser’s reasonable satisfaction) to determine the amount of Open Post-Petition Liabilities, if any, as of the Closing, including, without limitation, current A/P runs, a breakdown of payment terms for Critical Vendors, and copies of agreements with Critical Vendors;
(e)
Seller shall have delivered, or caused to be delivered, to Purchaser all of the items set forth in Section 2.3; and
(f)
Purchaser shall have received reasonably satisfactory evidence that Seller has made all premium and other payments required to be made by Seller prior to the Closing Date in order to allow Purchaser to continue Seller's current liability insurance coverage after the Closing; and
7.3
Conditions Precedent to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or to the extent permitted by Law, written waiver by Seller in its sole discretion), on or prior to the Closing Date, of each of the following conditions:
(a)
the representations and warranties made by Purchaser in Article IV shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except that representations and warranties that are made as of a specified date need be true and correct only as of such date;
(b)
Purchaser shall not have breached in a manner that is material with respect to the transactions contemplated hereby, taken as a whole, the covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date (or will have cured any such breach to the extent necessary to satisfy this condition); and
(c)
Purchaser shall have delivered, or caused to be delivered, to Seller all of the items set forth in Section 2.4.
7.4
Waiver of Conditions. Upon the occurrence of the Closing, any condition set forth in this Article VII that was not satisfied as of the Closing will be deemed to have been waived for all purposes by the Party having the benefit of such condition as of and after the Closing. None of Purchaser or Seller may rely on the failure of any condition set forth in this Article VII, as applicable, to be satisfied if such failure was caused by such Party’s failure to perform any of its obligations under this Agreement, including its obligation to use its reasonable best efforts to consummate the transactions contemplated hereby as required under this Agreement.

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Article VIII

Termination
8.1
Termination of Agreement. This Agreement may be terminated only in accordance with this Section 8.1. This Agreement may be terminated at any time prior to the Closing:
(a)
by the mutual written consent of Seller and Purchaser
(b)
by written notice of Purchaser to Seller pursuant to Section 3.6;
(c)
by written notice of either Purchaser or Seller, upon the issuance of an Order by a court of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or declaring unlawful the transactions contemplated by this Agreement, and such Order having become final, binding and non-appealable; provided that no termination may be made by a Party under this Section 8.1(c) if the issuance of such Order was caused by such Party’s breach of its representations, warranties, covenants or failure to perform any of its obligations under this Agreement;
(d)
by written notice of either Purchaser or Seller, if the Closing shall not have occurred on or before May 16, 2023 (the “Outside Date”) (or such later date as provided in Section 8.1(g) to the extent applicable); provided that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if such Party is in material breach or violation of its representations, warranties, covenants or obligations under this Agreement;
(e)
by written notice of either Purchaser or Seller, if the Bankruptcy Case is dismissed or converted to a case or cases under Chapter 7 of the Bankruptcy Code, or if a trustee or examiner with expanded powers to operate or manage the financial affairs or reorganization of Seller is appointed in the Bankruptcy Case;
(f)
by written notice from Seller to Purchaser, upon a material breach of any covenant or agreement on the part of Purchaser, or if any representation or warranty of Purchaser will have become untrue, in each case, such that the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied, including a breach of Purchaser’s obligation to consummate the Closing; provided that (i) if such breach is curable by Purchaser then Seller may not terminate this Agreement under this Section 8.1(f) unless such breach has not been cured by the date which is the earlier of (A) two (2) Business Days prior to the Outside Date and (B) thirty (30) days after Seller notifies Purchaser of such breach and (ii) the right to terminate this Agreement pursuant to this Section 8.1(f) will not be available to Seller at any time that Seller is in material breach of, any covenant, representation or warranty hereunder;
(g)
by written notice from Purchaser to Seller, upon a breach of any covenant or agreement on the part of Seller, or if any representation or warranty of Seller will have become untrue in any material respect, in each case, such that the conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied; provided that (i) if such breach is curable by Seller then Purchaser may not terminate this Agreement under this Section 8.1(g) unless such breach has not been cured

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by the date which is the earlier of (A) two (2) Business Days prior to the Outside Date and (B) thirty (30) days after Purchaser notifies Seller of such breach and (ii) the right to terminate this Agreement pursuant to this Section 8.1(g) will not be available to Purchaser at any time that Purchaser is in material breach of, any covenant, representation or warranty hereunder;
(h)
by written notice from Seller to Purchaser, if all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or waived and Purchaser fails to complete the Closing at the time required by Section 2.2;
(i)
by written notice from Seller to Purchaser, if Seller or the board of directors (or similar governing body) of Seller determines that proceeding with the transactions contemplated by this Agreement or failing to terminate this Agreement would be inconsistent with its fiduciary duties; or
(j)
subject to the limitations set forth in Section 5.1 (c) hereof, by written notice of either Purchaser or Seller, if (i) Seller enters into one or more Alternative Transactions with one or more Persons other than Purchaser or the Successful Bidder or the Backup Bidder at the Auction or (ii) the Bankruptcy Court approves an Alternative Transaction other than with the Successful Bidder or the Backup Bidder.
8.2
Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no Liability on the part of any Party or any of its Advisors; provided that Section 6.2(b), this Section 8.2 and Article X shall survive any such termination; provided further that no termination will relieve Purchaser from any Liability for damages, losses, costs or expenses (which the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and would include the benefits of the transactions contemplated by this Agreement lost by Seller (taking into consideration all relevant matters, including other opportunities and the time value of money), which shall be deemed in such event to be damages of Seller) resulting from any breach of this Agreement prior to the date of such termination (which, for the avoidance of doubt, will be deemed to include any failure by Purchaser to consummate the Closing if and when it is obligated to do so hereunder). Subject to Section 10.12, nothing in this Section 8.2 will be deemed to impair the right of any Party to be entitled to specific performance or other equitable remedies to enforce specifically the terms and provisions of this Agreement. If this Agreement is terminated as provided herein each Party shall redeliver all documents, work papers (which a Party could not assert attorney-client privilege to such work paper) and other material of any other Party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same.
Article IX

Taxes
9.1
Transfer Taxes. Any sales, use, purchase, transfer, franchise, deed, fixed asset, stamp, documentary stamp, use or other Taxes and recording charges payable by reason of the sale

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of the Acquired Assets or the assumption of the Assumed Liabilities under this Agreement or the transactions contemplated hereby (the “Transfer Taxes”) shall be borne and timely paid by Seller, and Seller shall timely file all Tax Returns related to any Transfer Taxes.
9.2
Allocation of Purchase Price. For U.S. federal and applicable state and local income Tax purposes, the Purchase Price (and any Assumed Liabilities or other amounts treated as part of the purchase price for U.S. federal income Tax purposes) shall be allocated among the Acquired Assets in accordance with the methodology set forth in Schedule 9.2 (the “Allocation XE “Allocation Methodology” ”), in a manner consistent with Code Section 1060, the regulations promulgated thereunder, and any comparable provision of any state, local, or foreign law. As soon as commercially practicable, but no later than forty-five (45) days following the determination of the final Purchase Price, Purchaser shall deliver the Allocation to Seller. The Parties and their respective Affiliates shall file all Tax Returns, including Internal Revenue Service Form 8594, in accordance with such Allocation (as finally determined under this Section 9.2) and not take any Tax related action inconsistent with the Allocation, in each case, unless otherwise required applicable Law.
9.3
Cooperation. Purchaser and Seller shall reasonably cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any Action, audit, litigation, or other proceeding with respect to Taxes.
9.4
Preparation of Tax Returns and Payment of Taxes. Seller shall timely file all Tax Returns with respect to the Acquired Assets for any taxable period ending on or before the Closing Date and shall timely remit to the proper Governmental Body any and all Taxes due in connection with such Tax Returns. Purchaser shall prepare and timely file all Tax Returns with respect to the Acquired Assets for any Straddle Period, other than any Tax Returns required to be filed by Seller pursuant to Section 9.1.
Article X

Miscellaneous
10.1
Non-Survival of Representations and Warranties and Certain Covenants; Certain Waivers. Each of the representations and warranties and the covenants and agreements (to the extent such covenant or agreement contemplates or requires performance by such Party prior to the Closing) of the Parties set forth in this Agreement or any other Transaction Agreements will terminate effective immediately as of the Closing such that no claim for breach of any such representation, warranty, covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought with respect thereto after the Closing. Each covenant and agreement that explicitly contemplates performance after the Closing, will, in each case and to such extent, expressly survive the Closing in accordance with its terms, and if no term is specified, then for five (5) years following the Closing Date, and nothing in this Section 10.1 will be deemed to limit any rights or remedies of any Person for breach of any such surviving covenant or agreement. Purchaser and Seller acknowledge and agree that the agreements contained in this Section 10.1 (a) require performance after the Closing to the maximum extent permitted by applicable Law and will survive the Closing for five (5) years and (b) are an integral

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part of the transactions contemplated hereby and that, without the agreements set forth in this Section 10.1, none of the Parties would enter into this Agreement.
10.2
Expenses. Whether or not the Closing takes place, except as otherwise provided herein (including, for the avoidance of doubt, Section 8.2), all fees, costs and expenses (including fees, costs and expenses of Advisors) incurred in connection with the negotiation and documentation of this Agreement and the other agreements contemplated hereby, the performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby will be paid by the Party incurring such fees, costs and expenses; it being acknowledged and agreed that (a) all Transfer Taxes will be allocated pursuant to Section 9.1 and (b) all Cure Costs will be allocated pursuant to Section 5.2.
10.3
Notices. Except as otherwise expressly provided herein, all notices, demands, consents, waivers and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted by electronic mail if transmitted prior to 5:00 PM (local time of the recipient) on a Business Day and otherwise on the next Business Day after transmittal (c) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, to the respective Party at the number, electronic mail address or street address, as applicable, set forth below, or at such other number, electronic mail address or street address as such Party may specify by written notice to the other Party.

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Notices to Purchaser:

Getaround, Inc.

Attention: Spencer Jackson

Email: legal@getaround.com

with a copy to (which shall not constitute notice):

DBS Law

155 NE 100th St., Suite 205

Seattle, WA 98125

Attention: Daniel Bugbee

Email: dbugbee@lawdbs.com

Dominique Scalia

dscalia@lawdbs.com

Notices to Seller:

HyreCar Inc.

915 Wilshire Boulevard, Suite 1950

Los Angeles, CA 90017

Attention: Eduardo Iniguez

Email: eduardo.iniguez@hyrecar.com

with a copy to (which shall not constitute notice):

Greenberg Glusker Fields Claman & Machtinger LLP

2049 Century Park East, 26th Floor

Los Angeles, CA. 90067

Attn: Brian L. Davidoff

Email: bdavidoff@greenbergglusker.com

Jonathan Shenson

jshenson@greenberggluser.com

10.4
Binding Effect; Assignment. This Agreement shall be binding upon Purchaser and, subject to the terms of the Bidding Procedures Order (with respect to the matters covered thereby) and the entry and terms of the Sale Order, Seller, and shall inure to the benefit of and be so binding on the Parties and their respective successors and permitted assigns, including any trustee or estate representative appointed in the Bankruptcy Case or any successor Chapter 7 case; provided that neither this Agreement or the other Transaction Agreements nor any of the rights or obligations hereunder or thereunder may be assigned or delegated without the prior written consent of Purchaser and Seller, and any attempted assignment or delegation without such prior written consent shall be null and void; provided further that Seller may assign some or all of its rights or

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delegate some or all of its obligations hereunder and the other Transaction Agreements to successor entities pursuant to a plan of reorganization confirmed by the Bankruptcy Court.
10.5
Amendment and Waiver. Any provision of this Agreement or the Schedules or exhibits hereto may be (a) amended only in a writing signed by Purchaser and Seller or (b) waived only in a writing executed by the Person against which enforcement of such waiver is sought. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default. Furthermore, neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement (including, without limitation, the Transaction Agreements) will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.
10.6
Third Party Beneficiaries. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties and their permitted successors and assigns any legal or equitable right, remedy, cause of action or claim under or with respect to this Agreement or any provision of this Agreement.
10.7
Non-Recourse. This Agreement may only be enforced against, and any Action based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as parties to this Agreement. Except to the extent named as a party to this Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, no past, present or future Advisor or Affiliate of any Party will have any Liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or Liabilities of any of the parties to this Agreement or for any Action based upon, arising out of or related to this Agreement.
10.8
Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law in any jurisdiction, such provision will be ineffective only to the extent of such prohibition or invalidity in such jurisdiction, without invalidating the remainder of such provision or the remaining provisions of this Agreement or in any other jurisdiction.
10.9
Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and will in no way restrict or otherwise modify any of the terms or provisions hereof.
10.10
Schedules. The Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; provided that each section of the Schedules will be deemed to incorporate by reference all information disclosed in any other section of the Schedules and will be deemed a disclosure against any representation or warranty set forth in this Agreement, without the need for repetition or cross reference. No

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information set forth in the Schedules will be deemed to broaden in any way the scope of the Parties’ representations, warranties, obligations, covenants, conditions or agreements contained herein. Any description of any agreement, document, instrument, plan, arrangement or other item set forth on any Schedule is a summary only and is qualified in its entirety by the terms of such agreement, document, instrument, plan, arrangement, or item which terms will be deemed disclosed for all purposes of this Agreement. For the avoidance of doubt, the information contained in this Agreement, in the Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third party of any matter whatsoever, including any violation of Law or breach of Contract.
10.11
Complete Agreement. This Agreement, together with the other Transaction Agreements, contains the entire agreement of the Parties respecting the sale and purchase of the Acquired Assets and the Assumed Liabilities and the transactions contemplated hereby and thereby and supersedes all prior agreements among the Parties respecting the sale and purchase of the Acquired Assets and the Assumed Liabilities and the transactions contemplated by this Agreement and the other Transaction Agreements. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement will control and prior drafts of this Agreement and the documents referenced herein will not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement), will be deemed not to provide any evidence as to the meaning of the provisions hereof or the intent of the Parties with respect hereto and will be deemed joint work product of the Parties.
10.12
Specific Performance. The Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if any of the Parties fails to take any action required of it hereunder to consummate the transactions contemplated by this Agreement. It is accordingly agreed that (a) the Parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches, or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof and its rights hereunder in the courts described in Section 10.13 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, or other rights and remedies existing in its favor at law or in equity, and (b) the right of specific performance, injunctive relief and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, neither Seller nor Purchaser would have entered into this Agreement. The Parties acknowledge and agree that any Party pursuing an injunction or injunctions or other Order to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.12 will not be required to provide any bond or other security in connection with any such Order. The remedies available to Seller pursuant to this Section 10.12 will be in addition to any other remedy to which it was entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit Seller from seeking to collect or collecting damages. In no event will this Section 10.12 be used, alone or

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together with any other provision of this Agreement, to require Seller to remedy any breach of any representation or warranty of Seller made herein.
10.13
Jurisdiction and Exclusive Venue. Each of the Parties irrevocably agrees that any Action that may be based upon, arising out of, or related to this Agreement or the negotiation, execution or performance of this Agreement and the transactions contemplated hereby brought by any other Party or its successors or assigns will be brought and determined only in (a) the Bankruptcy Court and any federal court to which an appeal from the Bankruptcy Court may be validly taken or (b) if the Bankruptcy Court is unwilling or unable to hear such Action, in the Delaware Chancery Court and any state court sitting in the State of Delaware to which an appeal from the Delaware Chancery Court may be validly taken (or, if the Delaware Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the state of Delaware) ((a) and (b), the “Chosen Courts XE “Chosen Courts” ”), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Chosen Courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any Action relating thereto except in the Chosen Courts, other than Actions in any court of competent jurisdiction to enforce any Order, decree or award rendered by any Chosen Court, and no Party will file a motion to dismiss any Action filed in a Chosen Court on any jurisdictional or venue-related grounds, including the doctrine of forum non-conveniens. The Parties irrevocably agree that venue would be proper in any of the Chosen Courts, and hereby irrevocably waive any objection that any such court is an improper or inconvenient forum for the resolution of such Action. Each of the Parties further irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 10.3. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.
10.14
Governing Law; Waiver of Jury Trial.
(a)
Except to the extent the mandatory provisions of the Bankruptcy Code apply, this Agreement, and any Action that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State without regards to conflicts of law principles of the State of Delaware or any other jurisdiction that would cause the Laws of any jurisdiction other than the State of Delaware to apply.
(b)
EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, THE TRANSACTION AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION BASED ON, ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY TRANSACTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

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EACH OF THE PARTIES AGREES AND CONSENTS THAT ANY SUCH ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY (I) CERTIFIES THAT NO OTHER PARTY OR ADVISOR THEREOF HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
10.15
Counterparts and PDF. This Agreement, the Transaction Agreements and any other agreements referred to herein or therein, and any amendments hereto or thereto, may be executed in multiple counterparts, any one of which need not contain the signature of more than one party hereto or thereto, but all such counterparts taken together will constitute one and the same instrument. Any counterpart, to the extent signed and delivered by means of electronic signature (including signature via DocuSign or similar services), a photographic, photostatic, facsimile, portable document format (.pdf), or similar reproduction of such signed writing using a facsimile machine or electronic mail, will be treated in all manner and respects as an original Contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.
10.16
Bulk Sales Laws. The Parties intend that pursuant to section 363(f) of the Bankruptcy Code, the transfer of the Acquired Assets shall be free and clear of any Encumbrances in the Acquired Assets including any liens or claims arising out of the bulk transfer laws except Permitted Encumbrances, and the parties shall take such steps as may be necessary or appropriate to so provide in the Sale Order. In furtherance of the foregoing, each Party hereby waives compliance by the Parties with the “bulk sales,” “bulk transfers” or similar Laws and all other similar Laws in all applicable jurisdictions in respect of the transactions contemplated by this Agreement.
10.17
Fiduciary Obligations. Nothing in this Agreement, or any document related to the transactions contemplated hereby, will require Seller or any of its officers, directors or shareholders, in each case, in their capacity as such, to take any action, or to refrain from taking any action, to the extent inconsistent with their fiduciary obligations. For the avoidance of doubt, Seller shall retain the right to pursue any transaction or restructuring strategy that, in Seller’s business judgment, may maximize the value of their estates.

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Article XI

Additional Definitions and Interpretive Matters
11.1
Certain Definitions.
(a)
“Action” means any action, claim (including a counterclaim, cross-claim, or defense), complaint, summons, suit, litigation, arbitration, third-party mediation, audit, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, dispute, hearing, inquiry, inquest, audit, examination or investigation, of any kind whatsoever, regardless of the legal theory under which such Liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body, tribunal or arbitrator.
(b)
“Advisors” means, with respect to any Person, any directors, officers, members, shareholders, equity holders, managers, partners, employees, contractors, subcontractors, investment bankers, financial advisors, accountants, auditors, agents, attorneys, consultants, or other representatives of such Person.
(c)
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management, affairs and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.
(d)
“Alternative Transaction” means any transaction (or series of transactions), whether direct or indirect, concerning a sale or disposition of the Acquired Assets (in any form of transaction, whether by merger, sale of assets or equity or otherwise) and/or Assumed Liabilities.
(e)
“Auction” shall have the meaning ascribed to such term in the Bidding Procedures Order.
(f)
“Automobile Insurance Programs” means insurance policies and programs relating to Seller’s business for coverage for third party automobile liability, including the insurance policies providing coverage for such programs and the processing of such programs, with respect only to policies and programs that cover solely calendar year 2023, plus insurance policies and programs relating to Seller’s business for coverage for physical damage to owner vehicles, including the insurance policies providing coverage for such programs and the processing of such programs, with respect to policies and programs that cover solely calendar years 2022 and 2023; for the avoidance of doubt, “Automobile Insurance Programs” does not include insurance policies and programs relating to Seller’s business for (i) coverage for third party automobile liability prior to calendar year 2023, or (ii) coverage for physical damage to owner vehicles prior to calendar year 2022.

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(g)
“Bid” shall have the meaning ascribed to it in the Bid Procedures Order.
(h)
“Bid Deadline” shall have the meaning ascribed to it in the Bid Procedures Order.
(i)
“Bidding Procedures Order” means the Order (I) Approving the Bidding Procedures and Related Dates and Deadlines, (II) Scheduling Hearings and Objection Deadlines with Respect to the Debtor’s Sale, Disclosure Statement, and Plan Confirmation, and (III) Granting Related Relief.
(j)
“Business Day” means any day other than a Saturday, Sunday or other day on which the Federal Reserve Bank located in New York City, New York is closed.
(k)
“Code” means the United States Internal Revenue Code of 1986, as amended.
(l)
“Consent” means any approval, consent, ratification, permission, waiver or authorization, or an Order of the Bankruptcy Court that deems or renders unnecessary the same.
(m)
“Contract” means any contract, indenture, note, bond, lease, sublease, mortgage, agreement, guarantee, or other agreement that is legally binding upon a Person or its property, in each case, other than a purchase order, service order or sales order.
(n)
“Critical Vendors” means those critical vendors listed on Schedule 11.1(m) (“Critical Vendor List”).
(o)
“Customer TOS & PII Arrangements” means any and all rights, title and interests of Seller in and to (i) any agreement with any user of Seller’s platform for any terms of service or terms of use and (ii) provided Purchaser adopts Seller’s privacy policy as of the Closing Date, the personal identifiable information obtained by Seller from applicants to, or users of, the Seller’s platform that have not opted out of receiving marketing communications. Nothing in the definition of Customer TOS & PII Arrangements is intended to preclude Purchaser from making changes to Seller’s privacy policy in the ordinary course of business after the Closing.
(p)
“Deposit” shall have the meanings ascribed to it in Bidding Procedures Order.
(q)
“Encumbrance” means any lien (as defined in section 101(37) of the Bankruptcy Code), encumbrance, claim (as defined in section 101(5) of the Bankruptcy Code), charge, mortgage, deed of trust, option, pledge, security interest or similar interests, hypothecations, conditional sale or other title retention agreements.
(r)
“GAAP” means United States generally accepted accounting principles as in effect from time to time.
(s)
“Governmental Authorization” means any permit, license, certificate, approval, consent, permission, clearance, designation, qualification or authorization issued,

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granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.
(t)
“Governmental Body” means any government, quasi-governmental entity, or other governmental or regulatory body, agency or political subdivision thereof of any nature, whether foreign, federal, state or local, or any agency, branch, department, official, entity, instrumentality or authority thereof, or any court or arbitrator (public or private) of applicable jurisdiction.
(u)
“Insurance Programs” means the insurance policies and programs relating to the Seller’s business including, without limitation, the Automobile Insurance Programs.
(v)
[Omitted].
(w)
“Law” means any federal, state, provincial, local, municipal, foreign or international, multinational or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, determination, decision, opinion or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.
(x)
“Liability” means, as to any Person, any debt, adverse claim, liability, duty, responsibility, obligation, commitment, assessment, cost, expense, loss, expenditure, charge, fee, penalty, fine, contribution, or premium of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, direct or indirect, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and regardless of when sustained, incurred or asserted or when the relevant events occurred or circumstances existed.
(y)
“Material Adverse Effect” means
(i)
any change, event or effect that has had, or would reasonably be expected to have, a material adverse effect upon the Acquired Assets and Assumed Liabilities, condition of Seller (financial or otherwise), business or results of operation of the Seller; provided, however, that any adverse change, event or effect arising from or related to any of the following shall not be taken into account in determining whether a “Material Adverse Effect” has occurred (except, with respect to any matter described in the following clauses (S), (T), U), (V), and (W), to the extent such adverse change, event or effect has a materially disproportionate effect on Seller relative to other comparable businesses operating in the industry in which such Seller operates: (S) conditions affecting the United States economy generally; (T) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (U) changes in financial, banking or securities markets; (V) changes in GAAP; (W) a pandemic, epidemic or disease outbreak; (X) the commencement or pendency of the Bankruptcy Case; (Y) any

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objections in the Bankruptcy Court to (1) the DIP Credit Agreement or any of the transactions contemplated thereby, (2) this Agreement or any of the transactions contemplated hereby or thereby, (3) the Bidding Procedures Order, (4) the Sale Order or the reorganization of Seller, or (5) the assumption, assumption and assignment or rejection of any Contract; or (Z) any Order of the Bankruptcy Court or any actions or omissions of Seller in compliance therewith. or
(ii)
a material impairment or delay in the ability of any of the Seller to perform its obligations under this Agreement, including consummation of the transactions contemplated by this Agreement.
(z)
“Order” means any order, injunction, order, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body, including any order entered by the Bankruptcy Court in the Bankruptcy Case (including the Sale Order).
(aa)
“Ordinary Course” means the ordinary course of operations of the business of Seller taken as a whole consistent with past practice (including in light of the current pandemic, epidemic or disease outbreak) and taking into account the contemplation, commencement and pendency of the Bankruptcy Case.
(bb)
“Open Post-Petition Liabilities” means an amount equal to all unpaid post-petition amounts owed to Critical Vendors as of the Closing Date less amounts that in the ordinary course of business and under applicable payment terms with the respective Critical Vendors are not yet due.
(cc)
“Permitted Encumbrances” means (i) Encumbrances for utilities and Taxes not yet due and payable, being contested in good faith, or the nonpayment of which is permitted or required by the Bankruptcy Code, (ii) easements, rights of way, restrictive covenants, encroachments and similar non-monetary encumbrances or non-monetary impediments against any of the Acquired Assets that do not, individually or in the aggregate, adversely affect the operation of the Acquired Assets, (iii) materialmans’, mechanics’, artisans’, shippers’, warehousemans’ or other similar common law or statutory liens incurred in the Ordinary Course for amounts not yet due and payable, (iv) licenses granted on a non-exclusive basis, (v) such other Encumbrances or title exceptions which do not, individually or in the aggregate, materially and adversely affect the operation of the Acquired Assets, (vi) any Encumbrances set forth on Schedule 11.1(z), (vii) restrictions under applicable securities Laws and (viii) any Encumbrances that will be removed or released by operation of the Sale Order.
(dd)
“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, labor union, organization, estate, Governmental Body or other entity or group.
(ee)
“Purchaser Group” means Purchaser (including any predecessor thereof), any Affiliate of Purchaser (including any predecessor thereof) and each of their respective former or current Affiliates and Advisors.

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(ff)
“Sale Order” means the Order or Orders (i) approving this Agreement and the terms and conditions hereof, including pursuant to, inter alia, sections 105, 363 and 365 of the Bankruptcy Code and (ii) approving and authorizing Seller to consummate the transactions contemplated hereby.
(gg)
“Seller-Responsible Cure Amount” means, with respect to each Assigned Contract in which the contract counterparty is a Critical Vendor (other than a Seller-Compromised Critical Vendor), an amount equal to the actual cure amount adjudicated or as otherwise mutually agreed to by Seller and the contract counterparty for such Critical Vendor.
(hh)
“Seller-Responsible Vendor Liabilities” means the lesser of (i) $500,000 and (ii) the sum of (x) the Open Post-Petition Liabilities and (y) the Seller-Responsible Cure Amounts.
(ii)
“Seller-Compromised Critical Vendor” means a Critical Vendor that has settled with Seller via a settlement agreement which provides for payment of less than 100% of such Critical Vendor’s pre-petition claim and has agreed to continue to do business with Seller or any purchaser on customary trade terms for at least one year, unless agreed to otherwise by the Purchaser.
(jj)
“Straddle Period” means any taxable period that includes but does not end on the Closing Date.
(kk)
“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof.
(ll)
“Tax” or “Taxes” means any federal, state, local, foreign or other income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, import, export, alternative minimum or estimated tax, including any interest, penalty or addition thereto.
(mm)
“Tax Return” means any return, claim for refund, report, statement or information return relating to Taxes required to be filed with a Governmental Body, including any schedule or attachment thereto, and including any amendments thereof.
(nn)
“Transaction Agreements” means this Agreement and any other agreements, instruments or documents entered into pursuant to this Agreement, including the Assignment and Assumption Agreement.

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(oo)
“Vehicle Rental Agreements” means the Vehicle Rental Agreements entered into by vehicle owners and drivers temporarily renting vehicles in connection with using Seller’s services.
11.2
Index of Defined Terms. [intentionally deleted]

11.3
Rules of Interpretation. Unless otherwise expressly provided in this Agreement, the following will apply to this Agreement, the Schedules and any other Transaction Agreement.
(a)
Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP consistently applied. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.
(b)
The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, schedule and exhibit references contained in this Agreement are references to sections, clauses, schedules and exhibits in or to this Agreement, unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
(c)
Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Where the context permits, the use of the term “or” will be equivalent to the use of the term “and/or”, unless expressly indicated otherwise.
(d)
The words “to the extent” shall mean “the degree by which” and not “if.”
(e)
When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a day other than a Business Day, the period in question will end on the next succeeding Business Day.
(f)
Words denoting any gender will include all genders, including the neutral gender. Where a word is defined herein, references to the singular will include references to the plural and vice versa.
(g)
The word “will” will be construed to have the same meaning and effect as the word “shall”. The words “shall,” “will,” or “agree(s)” are mandatory, and “may” is permissive.
(h)
All references to “$” and dollars will be deemed to refer to United States currency unless otherwise specifically provided.

38760-00003/4781767.1

(i)
All references to a day or days will be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.
(j)
Any document or item will be deemed “delivered,” “provided” or “made available” by Seller, within the meaning of this Agreement if such document or item is (a) included in the data room, (b) actually delivered or provided to Purchaser or any of Purchaser’s Advisors or (c) made available upon request, including at Seller’s offices.
(k)
Any reference to any agreement or Contract will be a reference to such agreement or Contract, as amended, modified, supplemented or waived.
(l)
Any reference to any particular Code section or any Law will be interpreted to include any amendment to, revision of or successor to that section or Law regardless of how it is numbered or classified; provided that, for the purposes of the representations and warranties set forth herein, with respect to any violation of or non-compliance with, or alleged violation of or non-compliance, with any Code section or Law, the reference to such Code section or Law means such Code section or Law as in effect at the time of such violation or non-compliance or alleged violation or non-compliance.
(m)
A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns.

[Signature page(s) follow.]

38760-00003/4781767.1

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

SELLER:

HyreCar Inc.

By: /s/ Eduardo Iniguez

Name: Eduardo Iniguez

Title: Chief Executive Officer

PURCHASER:

Getaround, Inc.

By: /s/ Sam Zaid

Name: Sam Zaid

Title: Chief Executive Officer

Signature Page to Asset Purchase Agreement